Exhibit 99.1

For information, contact:

Investors - David Oatman 281-836-7035

Media - Susan Moore 281-836-7398

EXTERRAN PARTNERS COMPLETES ACQUISITION OF

ASSETS FROM EXTERRAN HOLDINGS

HOUSTON (Apr. 1, 2013) — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has completed its previously announced acquisition of compression assets from Exterran Holdings.

The acquired assets include contracts serving approximately 50 customers of Exterran Holdings, together with approximately 360 compressor units used to provide compression services under those contracts.  These compressors comprise approximately 250,000 horsepower, which represents approximately 8 percent (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners.  In addition, the acquisition includes contracts covering approximately 6,000 horsepower owned by Exterran Partners which are currently being leased to Exterran Holdings and approximately 205 compressor units comprising approximately 101,000 horsepower currently being leased from Exterran Holdings to Exterran Partners. Exterran Partners financed the acquisition entirely with the issuance of 7,123,527 common units and 144,644 general partner units to affiliates of Exterran Holdings.

About Exterran Holdings and Exterran Partners

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications.  Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners.  Headquartered in Houston, Texas, Exterran has approximately 10,000 employees and operates in approximately 30 countries.

Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings owns an equity interest in Exterran Partners, including all of the general partner interest.

For more information, visit www.exterran.com.